November 6, 2008	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen L. Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

DCP MIDSTREAM PARTNERS REPORTS
THIRD QUARTER 2008 RESULTS

DENVER - DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, today reported financial results for the three and nine months ended September 30, 2008.

THIRD QUARTER AND YEAR-TO-DATE HIGHLIGHTS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(unaudited) (Millions, except per unit amounts)
Net income (loss)	$152.7	$7.5	$(13.1)	$24.1
Net income (loss) per unit	$2.97	$0.29	$(0.75)	$0.89
Adjusted EBITDA	$13.8	$27.2	$77.0	$72.6
Adjusted net (loss) income	$(1.6)	$12.4	$31.5	$44.0
Adjusted net (loss) income per unit	$(0.16)	$0.51	$0.87	$1.75

Adjusted EBITDA decreased $13.4 million for the three months ended September 30, 2008, and increased $4.4 million for the nine months ended September 30, 2008, as compared to the same periods in 2007. The third quarter decrease is primarily due to the impacts from hurricanes Gustav and Ike, a non-cash write down of inventory for our wholesale propane business, and lower natural gas liquid (NGL) recoveries at our East Texas complex. The increase for the nine months ended September 30, 2008 is primarily due to increased earnings from our investments in the East Texas joint venture and Discovery system and earnings from our Lindsay and Momentum acquisitions closed in 2007, partially offset by the impact from the hurricanes.

Adjusted EBITDA, adjusted net income or loss and adjusted net income or loss per unit, which are non-generally accepted accounting principles (“non-GAAP”) financial measures, eliminate the impact of non-cash mark-to-market gains and losses which arise from valuing certain of the Partnership’s derivative transactions. Each are explained in greater detail under “Non-GAAP Financial Information” below and are reconciled to their most comparable GAAP financial measures, in “Reconciliation of Non-GAAP Measures” below.

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CEO PERSPECTIVE

“As we navigate these unprecedented times in the financial markets, we continue to concentrate on the fundamentals and delivering value to our unitholders,” said Mark Borer, president and CEO of the Partnership. “We are focused on optimizing our business and will remain disciplined with investment decisions in this capital and liquidity constrained environment. We were pleased to close the previously announced $145 million purchase of gas gathering, treating, and transportation assets in Michigan on October 1. These assets are an attractive addition to our portfolio, providing steady, long-term fee-based earnings. We are continuing to execute our two previously announced organic growth projects to expand our gathering systems in the Piceance Basin of Colorado and East Texas. Both are moving ahead on target and are supported by active drilling programs. Importantly, we have availability under our credit facility to fund these organic growth projects.”

“We previously announced some challenges this quarter with the hurricanes causing supply disruptions at a number of our assets and damage to our Discovery system’s offshore pipeline, as well as continued work to improve the integrity and reliability of our Douglas system,” continued Borer. “We anticipate volumes and earnings from these assets to return to near normal levels during the first quarter of 2009.”

HURRICANE IMPACT

Hurricanes Gustav and Ike made landfall on the Texas Gulf Coast in late August and mid-September of 2008. As a result, many of our facilities were fully or partially curtailed due to operational disruptions at downstream NGL facilities or loss of electric power service. All of our hurricane-impacted assets were returned to service in September with the exception of our Discovery offshore gathering system. We estimate the total impact to our adjusted EBITDA in the third quarter from the hurricanes to be between $5 million and $6 million. As previously announced, we estimate the decrease to our adjusted EBITDA in the fourth quarter relating to downtime during Discovery repairs to be between $7 million and $12 million.

DISTRIBUTION

On October 23, 2008, the Partnership announced a quarterly distribution of $0.60 per limited partner unit. Distributable cash flow was $12.2 million for the three months ended September 30, 2008, providing 0.61 times the amount required to cover our current distribution to both the general and limited partners. For the nine months ended September 30, 2008, our distributable cash flow of $67.4 million provided 1.13 times the amount required to cover our total distribution. Non-cash gains or losses associated with the mark-to-market accounting treatment of our commodity derivative instruments do not affect our distributable cash flow.

Distributable cash flow, which is a non-GAAP financial measure, is explained in greater detail under “Non-GAAP Financial Information” below and is reconciled from net income or loss and from net cash provided by or used in operating activities, its most comparable GAAP financial measures, in “Reconciliation of Non-GAAP Measures” below.

OPERATING RESULTS BY BUSINESS SEGMENT

Natural Gas Services — Adjusted segment gross margin decreased $5.1 million to $20.8 million for the three months ended September 30, 2008, from $25.9 million for the same period in 2007. Increases to margin from growth, primarily at our Collbran asset, and increased commodity prices were offset by decreased volumes due to the hurricanes. The increased commodity prices drove higher sales margins but also resulted in larger hedge settlements compared to the third quarter of 2007. The hedge settlements for East Texas and Discovery decreased segment gross margin although the earnings attributable to these assets are recorded to equity earnings. Adjusted segment gross margin increased $7.6 million to $73.3 million for the nine months ended September 30, 2008, from $65.7 million for the same period in 2007. The increase in margin for the nine months ended September 30, 2008 is primarily due to increased volumes from acquisitions and increased commodity prices, partially offset by decreased volumes due to the hurricanes.

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Equity earnings representing our 25 percent interest in East Texas and 40 percent interest in Discovery decreased by $2.5 million to $7.8 million for the three months ended September 30, 2008, as compared to the same period in 2007. Discovery’s volumes decreased and operating expenses increased as a result of the hurricanes. East Texas volumes decreased as a result of the hurricanes as well as from downtime for planned maintenance and repairs. The planned maintenance and repairs increased operating expenses for the quarter but resulted in increased NGL recovery capabilities.

Equity earnings increased by $15.2 million to $37.8 million for the nine months ended September 30, 2008, as compared to the same period in 2007. Increased earnings were the result of increased volumes and margins at both East Texas and Discovery for the first six months of the year.

Wholesale Propane Logistics— Adjusted segment gross margin decreased by $2.2 million to $0.7 million for the three months ended September 30, 2008. Adjusted segment gross margin decreased by $8.8 million to $9.2 million for the nine months ended September 30, 2008. In the third quarter of 2008 we recorded a non-cash accounting adjustment reducing margin by approximately $3.0 million to reflect inventory carrying costs at the lower of cost or market price. Absent this adjustment, our unit margins increased for the quarter and decreased for the nine months ended September 30, 2008, as compared to the prior year. Higher propane sales prices have dampened demand throughout 2008.

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NGL Logistics— Segment gross margin increased $0.2 million and $1.7 million for the three and nine months ended September 30, 2008, respectively, as compared to the same periods in 2007, primarily due to increased throughput volumes.

Segment gross margin and adjusted segment gross margin, which are non-GAAP financial measures, are explained in greater detail under “Non-GAAP Financial Information” below and are reconciled from segment net (loss) income, their most comparable GAAP financial measure, in “Reconciliation of Non-GAAP Measures” below.

CORPORATE AND OTHER

General and administrative expense increased by $0.6 million to $6.0 million for the three months ended September 30, 2008, as compared to the same period in 2007. This increase was primarily due to higher fees paid to DCP Midstream under an omnibus agreement as a result of the 2007 acquisition of certain Momentum Energy Group subsidiaries. General and administrative expense decreased by $0.3 million to $16.8 million for the nine months ended September 30, 2008 as compared to the same period in 2007, primarily due to decreased acquisition related costs and benefits expense.

Depreciation and amortization expense and net interest expense increased for the nine months ended September 30, 2008, as compared to the same period in 2007, primarily as a result of acquisitions closed in 2007.

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COMMODITY DERIVATIVE ACTIVITY

We utilize mark-to-market accounting treatment for our commodity derivative instruments. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted future derivative settlement prices and the forward prices of the underlying commodities at the end of the accounting period. Revaluing our commodity derivative instruments based on futures pricing at the end of the period creates an asset or liability and associated non-cash gain or loss. Realized gains or losses from cash settlement of the derivative contracts occur monthly as our physical commodity sales are realized.

Due primarily to a large decrease in crude oil prices in the third quarter of 2008, we recorded a non-cash gain associated with our commodity derivative instruments of $154.3 million, as compared to a non-cash loss of $4.9 million for the third quarter of 2007. While our earnings will continue to fluctuate as a result of the volatility in the commodity markets, our derivative contracts help to stabilize distributable cash flows.

CAPITALIZATION

At September 30, 2008, we had $435 million outstanding under our revolving credit facility and $220 million of fully-secured term loans under our credit agreement.  Our liquidity is comprised of cash on-hand, available capacity under our revolver and the collateral securing our term loan that may be used to fund organic capital expenditures or acquisitions.  The Partnership funded the $145 million purchase of gas gathering, treating, and transportation assets in Michigan on October 1, 2008, with restricted investments by repaying a portion of the term loan facility with borrowings under the revolving credit facility. Following the funding of the Michigan transaction, the Partnership’s available liquidity was approximately $240 million, excluding cash on hand.

We mitigate a portion of our interest rate risk with interest rate swaps which reduce our exposure to market rate fluctuations by converting variable interest rates to fixed interest rates. As of September 30, 2008, we had $425 million of our debt converted to fixed rates and our weighted average cost of debt under our revolving credit facility was 5.19 percent.

EARNINGS CALL

DCP Midstream Partners will hold a conference call to discuss second quarter results on Friday, November 7, 2008, at 11 a.m. ET. The dial-in number for the call is 800-860-2442 in the United States or 412-858-4600 outside the United States. A live Webcast of the call can be accessed on the investor information page of DCP Midstream Partners’ Web site at http://www.dcppartners.com. The call will be available for replay until November 17, 2008, by dialing 877-344-7529, in the United States or 412-317-0088 outside the United States. The passcode is 423801. A replay and transcript of the broadcast will also be available on the Partnership’s Web site.

NON-GAAP FINANCIAL INFORMATION

This press release and the accompanying financial schedules include the non-GAAP financial measures of distributable cash flow, EBITDA, adjusted EBITDA, adjusted net income or loss, adjusted net income or loss per unit, gross margin, segment gross margin and adjusted segment gross margin. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered an alternative to, or more meaningful than, net income or loss, operating income, cash flows from operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as measures of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. Our distributable cash flow, EBITDA, adjusted EBITDA, adjusted net income or loss, adjusted net income or loss per unit, gross margin, segment gross margin and adjusted segment gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate these measures in the same manner.

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We define distributable cash flow as net cash provided by or used in operating activities, less maintenance capital expenditures, net of reimbursable projects, plus or minus adjustments for non-cash mark-to-market of derivative instruments, proceeds from divestiture of assets, non-controlling interest on depreciation, net changes in operating assets and liabilities, and other adjustments to reconcile net cash provided by or used in operating activities. Maintenance capital expenditures are capital expenditures made where we add on to or improve capital assets owned, or acquire or construct new capital assets, if such expenditures are made to maintain, including over the long term, our operating capacity. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices. Distributable cash flow is used as a supplemental liquidity measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess our ability to make cash distributions to our unitholders and our general partner.

We define EBITDA (earnings before interest, taxes, depreciation and amortization) as net income or loss less interest income, plus interest expense, income tax expense and depreciation and amortization expense. We define adjusted EBITDA as EBITDA plus non-cash derivative losses, less non-cash derivative gains. These non-cash losses and gains result from the marking to market of certain financial derivatives used by the Partnership for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices.

EBITDA and adjusted EBITDA are used as supplemental liquidity measures by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness, make cash distributions to our unitholders and general partner, and finance maintenance capital expenditures.

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EBITDA and adjusted EBITDA are also used as supplemental performance measures by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•	financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure; and

•	viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We define adjusted net income or loss as net income or loss, plus non-cash derivative losses, less non-cash derivative gains. These non-cash derivative losses and gains result from the marking to market of certain financial derivatives used by the Partnership for risk management purposes that we do not account for under the hedge method of accounting. Adjusted net income or loss is provided to illustrate trends in income excluding these non-cash derivative losses or gains, which may or may not be realized in future periods when derivative contracts are settled, due to fluctuating commodity prices.

We define gross margin as total operating revenues less purchases of natural gas, propane and NGLs, and we define segment gross margin for each segment as total operating revenues for that segment less commodity purchases for that segment. Our gross margin equals the sum of our segment gross margins. We define adjusted segment gross margin as segment gross margin plus non-cash derivative losses, less non-cash derivative gains for that segment. Gross margin, segment gross margin and adjusted segment gross margin are primary performance measures used by management, as these measures represent the results of product sales and purchases, a key component of our operations.

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DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas and natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.

This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are:

•	the level and success of natural gas drilling around our assets and our ability to connect supplies to our gathering and processing systems in light of competition;

•	our ability to grow through acquisitions or organic growth projects, and the successful integration and future performance of such assets;

•	our ability to access the debt and equity markets;

•	fluctuations in oil, natural gas, propane and other NGL prices;

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•	our ability to purchase propane from our principal suppliers for our wholesale propane logistics business; and

•	the credit worthiness of counterparties to our transactions.

Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

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DCP MIDSTREAM PARTNERS, LP
FINANCIAL RESULTS AND
SUMMARY BALANCE SHEET DATA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Millions, except per unit amounts)

Sales of natural gas, propane, NGLs and condensate	$271.2	$185.8	$952.4	$604.3
Transportation, processing and other	13.6	8.9	39.7	23.7
Gains (losses) from commodity derivative activity, net	142.0	(6.1)	(81.7)	(21.1)
Total operating revenues	426.8	188.6	910.4	606.9
Purchases of natural gas, propane and NGLs	249.4	163.3	866.9	539.4
Gross margin	177.4	25.3	43.5	67.5
Operating and maintenance expense	(10.2)	(8.1)	(31.8)	(21.0)
General and administrative expense	(6.0)	(5.4)	(16.8)	(17.1)
Other	-—	—	1.5	—
Earnings from equity method investments	8.1	10.8	38.7	23.6
Non-controlling interest in income	(1.2)	(0.3)	(2.7)	(0.3)
EBITDA	168.1	22.3	32.4	52.7
Depreciation and amortization expense	(8.8)	(7.9)	(26.3)	(15.8)
Interest income	1.7	1.2	5.1	3.7
Interest expense	(8.3)	(8.1)	(24.3)	(16.5)
Net income (loss)	$152.7	$7.5	$(13.1)	$24.1
Less:
Net income attributable to predecessor operations	—	—	—	(3.6)
General partner interest in net income or net loss	(4.9)	(0.9)	(7.1)	(1.5)
Net income (loss) allocable to limited partners	$147.8	$6.6	$(20.2)	$19.0

Net income (loss) per limited partner unit—basic and diluted	$2.97	$0.29	$(0.75)	$0.89

Weighted-average limited partner units outstanding—basic and diluted	28.2	22.3	27.1	19.3

	September 30, 2008	December 31, 2007
	(Millions)
Cash and cash equivalents	$23.5	$24.5
Other current assets	126.0	194.0
Restricted investments	221.1	100.5
Property, plant and equipment, net	496.9	500.7
Other assets	294.8	301.0
Total assets	$1,162.3	$1,120.7

Current liabilities	$126.8	$219.6
Long-term debt	655.0	630.0
Other liabilities	118.0	75.8
Non-controlling interests	29.1	26.9
Total partners’ equity	233.4	168.4
Total liabilities and partners’ equity	$1,162.3	$1,120.7

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DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Millions, except per unit amounts)

Reconciliation of Non-GAAP Measures:

Net income (loss)	$152.7	$7.5	$(13.1)	$24.1
Interest income	(1.7)	(1.2)	(5.1)	(3.7)
Interest expense	8.3	8.1	24.3	16.5
Depreciation and amortization expense	8.8	7.9	26.3	15.8
EBITDA	168.1	22.3	32.4	52.7
Non-cash derivative mark-to-market	(154.3)	4.9	44.6	19.9
Adjusted EBITDA	13.8	27.2	77.0	72.6
Interest income	1.7	1.2	5.1	3.7
Interest expense	(8.3)	(8.1)	(24.3)	(16.5)
Depreciation and amortization expense	(8.8)	(7.9)	(26.3)	(15.8)
Adjusted net (loss) income	(1.6)	12.4	31.5	44.0
Maintenance capital expenditures, net of reimbursable projects	(1.6)	(0.8)	(3.5)	(1.7)
Earnings from equity method investments, net of distributions	4.3	(2.2)	11.2	3.5
Depreciation and amortization expense	8.8	7.9	26.3	15.8
Proceeds from divestiture of assets	2.5	—	2.5	—
Non-controlling interest on depreciation	(0.2)	—	(0.6)	—
Distributable cash flow	$12.2	$17.3	$67.4	$61.6

Adjusted net (loss) income	$(1.6)	$12.4	$31.5	$44.0
Less:
Net income attributable to predecessor operations	—	—	—	(3.6)
General partner interest in net income or net loss	(2.9)	(0.9)	(7.8)	(1.8)
Adjusted net (loss) income allocable to limited partners	$(4.5)	$11.5	$23.7	$38.6

Adjusted net (loss) income per unit	$(0.16)	$0.51	$0.87	$1.75

Net cash provided by operating activities	$42.0	$26.3	$54.7	$66.1
Interest income	(1.7)	(1.2)	(5.1)	(3.7)
Interest expense	8.3	8.1	24.3	16.5
Earnings from equity method investments, net of distributions	(4.3)	2.2	(11.2)	(3.5)
Net changes in operating assets and liabilities	125.2	(13.1)	(28.2)	(23.1)
Other, net	(1.4)	—	(2.1)	0.4
EBITDA	168.1	22.3	32.4	52.7
Non-cash derivative mark-to-market	(154.3)	4.9	44.6	19.9
Adjusted EBITDA	13.8	27.2	77.0	72.6
Interest income	1.7	1.2	5.1	3.7
Interest expense	(8.3)	(8.1)	(24.3)	(16.5)
Maintenance capital expenditures, net of reimbursable projects	(1.6)	(0.8)	(3.5)	(1.7)
Earnings from equity method investments, net of distributions	4.3	(2.2)	11.2	3.5
Proceeds from divestiture of assets	2.5	—	2.5	—
Non-controlling interest on depreciation	(0.2)	—	(0.6)	—
Distributable cash flow	$12.2	$17.3	$67.4	$61.6

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DCP MIDSTREAM PARTNERS, LP
SEGMENT FINANCIAL RESULTS AND OPERATING DATA
AND RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Millions, except as indicated)
Natural Gas Services Segment:
Financial results:
Segment net income	$165.5	$19.2	$13.3	$42.9
Operating and maintenance expense	7.9	5.4	23.7	12.6
Depreciation and amortization expense	8.1	7.4	24.3	14.1
Earnings from equity method investments	(7.8)	(10.3)	(37.8)	(22.6)
Non-controlling interest in income	1.2	0.3	2.7	0.3
Segment gross margin	174.9	22.0	26.2	47.3
Non-cash derivative mark-to-market	(154.1)	3.9	47.1	18.4
Adjusted segment gross margin	$20.8	$25.9	$73.3	$65.7

Operating data:
Natural gas throughput (MMcf/d)	704	770	797	735
NGL gross production (Bbls/d)	18,783	22,570	22,241	21,083

Wholesale Propane Logistics Segment:
Financial results:
Segment net (loss) income	$(1.3)	$(0.9)	$5.2	$8.0
Operating and maintenance expense	1.9	2.5	7.3	7.8
Depreciation and amortization expense	0.3	0.3	0.9	0.7
Other	—	—	(1.5)	—
Segment gross margin	0.9	1.9	11.9	16.5
Non-cash derivative mark-to-market	(0.2)	1.0	(2.7)	1.5
Adjusted segment gross margin	$0.7	$2.9	$9.2	$18.0

Operating data:
Propane sales volume (Bbls/d)	11,445	13,014	19,934	21,539

NGL Logistics Segment:
Financial results:
Segment net income	$1.1	$1.5	$4.4	$3.1
Operating and maintenance expense	0.4	0.2	0.8	0.6
Depreciation and amortization expense	0.4	0.2	1.1	1.0
Earnings from equity method investments	(0.3)	(0.5)	(0.9)	(1.0)
Segment gross margin	$1.6	$1.4	$5.4	$3.7

Operating data:
NGL pipelines throughput (Bbls/d)	31,881	30,837	32,681	28,890

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